UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________

FORM 8-A

_____________

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

TG Therapeutics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32639	36-3898269
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

787 Seventh Ave, 48th Floor

New York, New York 10019

(Address of Principal Executive Offices)

(212) 554-4484

(Registrant's telephone number, including area code)

Securities to be registered pursuant to Section(b) of the Act:

Title of each class to be registered	Name of each exchange on which each class is to be registered
Common stock, par value $.001 per share	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.

Securities Act registration statement file number to which this form relates: N/A (if applicable).

Securities to be registered pursuant to Section 12(g) of the Exchange Act. NONE.

Item 1. Description of Registrant’s Securities to be Registered.

Voting. The holders of our common stock are entitled to one vote for each share of common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. Stockholders are not entitled to vote cumulatively for the election of directors.

Dividend Rights. Subject to the dividend rights of the holders of any outstanding series of preferred stock, holders of our common stock are entitled to receive ratably such dividends and other distributions of cash or any other right or property as may be declared by our board of directors out of our assets or funds legally available for such dividends or distributions.

Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of common stock would be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of liabilities. If we have any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distributions and/or liquidation preferences. In either such case, we must pay the applicable distribution to the holders of our preferred stock (if any) before we may pay distributions to the holders of common stock.

Conversion, Redemption and Preemptive Rights. Holders of our common stock have no conversion, redemption, preemptive, subscription or similar rights.

Item 2. Exhibits.

None.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

TG Therapeutics, Inc.
(Registrant)

Date: May 28, 2013

	By:	/s/ Sean A. Power
Sean A. Power
Chief Financial Officer

- 3 -